Exhibit 99.1

FOR IMMEDIATE RELEASE

October 29, 2013

Contact: Cloud Peak Energy Inc.
Karla Kimrey
Vice President, Investor Relations
720-566-2932

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS FOR
THIRD QUARTER AND FIRST NINE MONTHS OF 2013

Gillette, Wyo, October 29, 2013 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced results for the third quarter and first nine months of 2013.

Highlights and Recent Developments

•                  Adjusted EBITDA(1) of $70.9 million for the third quarter of 2013 compared with $108.4 million for the third quarter of 2012.

•                  Third quarter of 2013 net income of $18.0 million resulting in diluted EPS of $0.29 compared to net income of $85.3 million and diluted EPS of $1.39 for the third quarter of 2012.

•                  Adjusted EPS(1) of $0.34 for the third quarter of 2013 compared to $0.80 for the third quarter of 2012.

•                  Cash and investments were $300 million and total available liquidity was $553 million as of September 30, 2013.  We generated $101 million in cash from operations for the third quarter of 2013.

•                  Shipments of 23.1 million tons for the third quarter of 2013 from our three operated mines compared to 24.4 million tons for the third quarter of 2012.

•                  Average cost per ton sold for the third quarter of 2013 decreased to $9.78 per ton from $10.81 per ton in the second quarter of 2013.

•                  Asian exports were 1.3 million tons in the third quarter of 2013 compared to 1.5 million tons in the third quarter of 2012.  For the full year, we continue to expect Asian exports of approximately 5 million tons.

•                  After careful evaluation of the estimated economics of the Maysdorf II North Tract LBA, we determined not to bid at this time.

Colin Marshall, President and Chief Executive Officer, commented, “As expected, shipments increased in the third quarter as customers took their contracted tons.  Our mines responded well during a wet quarter, increasing production while staying focused on cost control and achieving cost per ton of $9.78.  We see domestic market fundamentals are continuing to improve with higher natural gas prices, decreasing stockpiles of PRB coal, and continued strong burn rates.”

Health and Safety Record

During the third quarter of 2013, of our nearly 1,400 full-time mine site employees, two employees suffered reportable injuries resulting in a year-to-date MSHA All Injury Frequency Rate of 0.61, a 26% decrease from the full year 2012 rate of 0.82.  During 14 MSHA inspector days in the third quarter of 2013, we were issued one substantial and significant citation with a total fine of $540.

(1)                                 Defined later.

Consolidated Business Results

The following table summarizes certain consolidated results (in millions, except per share amounts):

	Q3	Q3	YTD	YTD
	2013	2012	2013	2012
Total tons sold	24.2	25.1	66.4	68.7
Total revenue	$374.8	$425.9	$1,042.9	$1,141.9
Net income	$18.0	$85.3	$38.1	$145.6
Adjusted EBITDA(1)	$70.9	$108.4	$156.5	$249.8
Adjusted EPS(1)	$0.34	$0.80	$0.43	$1.62

(1)               Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Operating Segments

Owned and Operated Mines

Our Owned and Operated Mines segment comprises the results of mine site sales from our three owned and operated mines primarily to our domestic utility customers and also to our Logistics and Related Activities segment.

	Q3	Q3	YTD	YTD
(in millions, except per ton amounts)	2013	2012	2013	2012
Tons sold	23.1	24.4	64.3	67.0
Realized price per ton sold	$13.03	$13.28	$13.06	$13.24
Average cost of product sold per ton	$9.78	$9.14	$10.29	$9.64
Adjusted EBITDA(1)	$65.9	$89.0	$145.8	$207.8

(1)               Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Tons sold from our Owned and Operated Mines segment were lower than the third quarter of 2012 due to operational and train delays related to several rain events.  Realized prices per ton were slightly lower than 2012 due to the impact of consistently low prices since late 2011 and indexed tons that settled relative to current low OTC prices.  Sequentially, average cost per ton declined $1.03 to $9.78 in the third quarter as compared to the previous quarter, a decrease of nearly 10%.  Compared to the prior year, cost per ton increased due to increases in strip ratios and haul distances, and the impact of fixed costs on fewer tons in 2013.  In addition, higher natural gas prices have contributed to increased explosives costs.

Logistics and Related Activities

Our Logistics and Related Activities segment comprises the results of our logistics and transportation services to our domestic and international customers.

	Q3	Q3	YTD	YTD
(in millions)	2013	2012	2013	2012
Total tons delivered	1.4	1.9	4.2	4.4
Asian export tons	1.3	1.5	3.6	3.5
Revenue	$70.2	$110.7	$203.2	$273.7
Cost of product sold (delivered tons)	$70.1	$88.1	$197.4	$222.7
Adjusted EBITDA(1)	$2.1	$18.9	$6.2	$41.7

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Third quarter total tons delivered from our Logistics and Related Activities segment decreased due to timing and scheduling of vessels.  We continue to expect to deliver approximately 5 million tons for the full year.  Revenue decreased as a result of lower prices on our Asian deliveries related to low Newcastle benchmark prices.  Our international coal forward financial contracts program mitigated some of this impact with a realized gain of $3.7 million in the quarter.  During the third quarter of 2013, the Newcastle benchmark price averaged approximately $73 per tonne for 2013 deliveries down from $90 per tonne this time last year.  Based on the comparative quality and transport costs, our delivered sales are generally priced between 60% and 70% of the forward Newcastle price.

Balance Sheet and Cash Flow

Cash flow from operations totaled $144.9 million for the first nine months of 2013 compared to $202.0 million for the first nine months of 2012.  Capital expenditures (excluding capitalized interest) were $46 million, of which $10 million was financed under capital leases.

Unrestricted cash and investments as of September 30, 2013 were $300 million and our total available liquidity was $553 million.  At September 30, 2013, there were no borrowings under the Amended Credit Agreement or the Accounts Receivable Securitization Program.

Decker Update

On August 28, 2013, Cloud Peak Energy and Ambre Energy announced that Ambre’s purchase of our 50% interest in the Decker Mine was not expected to be completed for the foreseeable future and that the companies were in discussions and had agreed to jointly dismiss the Decker litigation without prejudice.  We are hopeful that when international coal prices improve, Ambre will be positioned to purchase our 50% interest in the Decker Mine. Completion of any future transaction would be subject to future negotiations between our companies.  In the meantime, we have been working with Ambre to optimize the Decker Mine’s operations in light of the current domestic market.  Through our participation in the Alliance for Northwest Jobs and Exports, we are continuing to work with Ambre to promote the proposed Millennium Bulk Terminal export facility.

Cordero Rojo Update

During the third quarter 2013, we decided not to bid on the Maysdorf II North LBA and to retain the cash on our balance sheet.  The decision not to invest in additional 8400 Btu coal was made in light of market conditions, access issues to the coal and other factors discussed in our August 21, 2013 press release.  This decision followed our second quarter 2013 earnings announcement that we are evaluating reducing shipments at our 8400 Btu Cordero Rojo Mine by around ten million tons per year starting in 2015.  We have adjusted our forward sales strategy for Cordero Rojo to reflect this reduction in 2015 and are continuing to evaluate how to optimize the operation in light of prevailing market conditions.  Regarding the Maysdorf II South LBA, we understand that the Bureau of Land Management is expecting to delay any future lease sales for that LBA for up to two years due to current weak markets.

Outlook

Customers are continuing to take their contracted coal and are burning down their coal inventories as a result of higher natural gas prices and steady coal burn.  We expect U.S. total coal demand for the full year 2013 to increase by around 50 million tons compared to 2012.  This rebound in demand has reduced inventories of PRB coal stockpiles to 71 million tons at the end of September, down from 92 million tons at the same time last year.  We continue to be optimistic that the steady coal burn and continued reduction in PRB inventories will lead to prices moving higher.

Due to the weather related operational interruptions during the summer and the heavy snow storm that hit the PRB in the first week of October we are reducing the midpoint of our shipment guidance to 88 million tons from 90 million tons and the midpoint of our Adjusted EBITDA guidance to $220 million from $230 million. The impact of lower shipments has been partially offset by good cost control across all the operations.

For 2014, we have currently committed to sell 79 million tons from our three company-operated mines.  Of this committed 2014 production, 69 million tons are under fixed-price contracts with a weighted-average price of $13.24 per ton.  During the quarter, we only contracted approximately 5 million tons across our mix of 8400, 8800, and 9350 Btu coal for 2014 deliveries with contracts at an average price of approximately $11.60 per ton.  The small increase in our net 2014 contracted position reflects our goal of only contracting the minimum levels we are comfortable with to allow the mines to run efficiently when prices are low.

For 2015, we are currently committed to sell 42 million tons from our three company-operated mines.  Of this committed 2015 production, 28 million tons are under fixed-price contracts with a weighted-average price of $13.68 per ton.

We are forecasting export shipments through Westshore to be approximately 5 million tons from our Logistics and Related Activities segment in 2013.  Demand from our international customers continues to be strong, and we continue to seek to fill all available capacity at Westshore.

“Our third quarter results demonstrate our ability to increase production while maintaining an excellent focus on cost control and efficiency through the business.  We see the outlook as positive and will work to maximize our opportunity while carefully investing capital.  We believe both domestic and international coal pricing will recover, and that Cloud Peak Energy is well placed to capitalize when that occurs,” commented Marshall.

Updated 2013 Guidance — Financial and Operational Estimates

The following table provides our current outlook and assumptions for selected 2013 consolidated financial and operational metrics:

Item	Estimate or Estimated Range
Coal shipments for our three operated mines(1)	87 - 89 million tons
Committed sales with fixed prices	Approximately 92 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $13.04 per ton
Adjusted EBITDA(2)	$210 - $230 million
Net interest expense	Approximately $40 million
Depreciation, depletion and accretion	$110 - $120 million
Effective income tax rate(3)	Approximately 36%
Capital expenditures(4)	$55 - $65 million
Committed federal coal lease payments	$79 million

(1)         Inclusive of intersegment sales.

(2)         Non-GAAP financial measure; please see definition below in this release.

(3)         Excluding impact of the Tax Receivable Agreement.

(4)         Excluding federal coal lease payments.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on October 29, 2013 to review the results and current business conditions.  The call will be webcast live over the internet from our website at www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at 877.703.6106 (domestic) or 857.244.7305 (international) and entering pass code 51095260.

Following the live web cast, a replay will be available at the same URL on our website for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing 888.286.8010 (domestic) or 617.801.6888 (international) and entering pass code 47523129.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play PRB coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located near Decker, Montana.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complementary surface assets in the Northern PRB, further building the company’s long-term position to serve Asian export and domestic customers.  With approximately 1,700 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 4% of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning.  Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our company, industry, economic conditions, government regulations, energy policies, and other factors.  Forward-looking statements may include, for example, (1) our outlook for 2013 and future periods for our company, the PRB and the industry in general, and our operational, financial and export guidance, including any development of future terminal capacity or increased access to existing or future capacity; (2) anticipated economic conditions and demand by domestic and Asian utilities, including the anticipated impact on demand driven by regulatory developments and uncertainties; (3) the impact of competition from natural gas and other alternative sources of energy used to generate electricity; (4) coal stockpile levels and the impacts on future demand; (5) our plans to replace and/or grow our coal tons; (6)

business development and growth initiatives; (7) operational plans for our mines, including potential production decreases at our Cordero Rojo Mine; (8) our cost management efforts; (9) industry estimates of the EIA and other third party sources; (10) estimated Tax Receivable Agreement liabilities; (11) potential future completion of the sale of our 50% interest in the Decker Mine to Ambre Energy; (12) our estimates of the quality and quantity of economic coal associated with our development projects, the potential development of our Youngs Creek and other NPRB assets, and our potential exercise of options for Crow Tribal coal; and (13) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.  Factors that could adversely affect our future results include, for example, (a) future economic and weather conditions; (b) coal-fired power plant capacity and utilization, demand for our coal by the domestic electric generation industry, Asian export demand and terminal capacity and the prices we receive for our coal and our logistics services; (c) reductions or deferrals of purchases by major customers and our ability to renew sales contracts; (d) competition from other coal producers, natural gas producers and other sources of energy, domestically and internationally, (e) environmental, health, safety, endangered species or other legislation, regulations, treaties, court decisions or government actions, or related third-party legal challenges or changes in interpretations, including new requirements or uncertainties affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations, the utility industry or the logistics, transportation and terminal industries; (f) public perceptions, third-party legal challenges or governmental actions and energy policies relating to concerns about climate change, air and water quality or other environmental considerations, including emissions restrictions and governmental subsidies or mandates that make wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (g) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (h) our ability to efficiently and safely conduct our mining operations, (i) transportation and export terminal availability, performance and costs; (j) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (k) our ability to acquire future coal tons through the federal LBA process and necessary surface rights and permits in a timely and cost-effective manner and the impact of third-party legal challenges, (l) access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance; (m) litigation and other contingent liabilities; (n) the potential future timing and ability of Ambre Energy to replace our outstanding reclamation and lease bonds for the Decker Mine and to purchase our 50% interest in the mine, (o) proposed Pacific Northwest export terminals are not developed in a timely manner or at all, or are developed at a smaller capacity than planned, or we are unable to finalize and enter into definitive throughput agreements for potential future capacity at proposed terminals, including the Gateway Pacific Terminal and the Millennium Bulk Terminal, (p) future development and operating costs for our development projects significantly exceed our expectations, and (q) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA (on a consolidated basis and for our reporting segments) and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S. (“GAAP”).  A quantitative reconciliation of historical net income to Adjusted EBITDA and EPS (as defined below) to Adjusted EPS is found in the tables accompanying this release.

EBITDA represents net income, or income from continuing operations, as applicable, before (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, (4) amortization, and (5) accretion.  Adjusted EBITDA represents EBITDA as further adjusted to exclude specifically identified items that management believes do not directly reflect our core operations.  For the periods presented herein, the specifically identified items are: (1) adjustments to exclude the updates to the tax agreement liability, including tax impacts of our 2009 initial public offering and 2010 secondary offering, (2) adjustments for derivative financial instruments, excluding fair value mark-to-market gains or losses and including cash amounts received or paid, and (3) adjustments to exclude a significant broker contract that expired in the first quarter of 2010.  Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or a reconciliation to any forecasted GAAP measures.

Adjusted EPS represents diluted earnings (loss) per common share attributable to controlling interest, or diluted earnings (loss) per common share attributable to controlling interest from continuing operations, as applicable (“EPS”), adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted EBITDA as described above, adjusted at the statutory rate of 36%.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of net income or income from continuing operations.  Our chief operating decision maker uses Adjusted EBITDA as a measure of segment performance.  Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary significantly from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to net income, income from continuing operations, EPS or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to net income, income from continuing operations, EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue	$374,816	$425,861	$1,042,864	$1,141,947
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, and accretion, shown separately)	295,983	301,893	853,615	850,911
Depreciation and depletion	26,918	24,661	75,589	70,337
Accretion	3,995	3,257	12,249	9,327
Derivative mark-to-market losses (gains)	295	(1,334)	(25,641)	(19,461)
Selling, general and administrative expenses	13,201	13,848	39,642	41,146
Other operating costs	592	1,902	1,893	2,303
Total costs and expenses	340,984	344,227	957,347	954,563
Operating income	33,832	81,634	85,517	187,384
Other income (expense)
Interest income	154	189	343	948
Interest expense	(9,020)	(11,671)	(29,819)	(25,457)
Tax agreement (expense) benefit	(10,515)	29,000	(10,515)	29,000
Other, net	2,703	(335)	2,505	(388)
Total other income (expense)	(16,678)	17,183	(37,486)	4,103
Income before income tax provision and earnings from unconsolidated affiliates	17,154	98,817	48,031	191,487
Income tax benefit (expense)	785	(13,601)	(10,512)	(47,509)
Earnings from unconsolidated affiliates, net of tax	27	44	551	1,579
Net income	17,966	85,260	38,070	145,557
Other comprehensive income
Retiree medical plan amortization of prior service costs	444	394	1,331	1,182
Other postretirement plan adjustments	—	—	30	90
Income tax on retiree medical plan and pension adjustments	(160)	(142)	(490)	(458)
Other comprehensive income	284	252	871	814
Total comprehensive income	$18,250	$85,512	$38,941	$146,371
Income per common share:
Basic	$0.30	$1.42	$0.63	$2.43
Diluted	$0.29	$1.39	$0.62	$2.39
Weighted-average shares outstanding - basic	60,658	60,044	60,632	60,020
Weighted-average shares outstanding - diluted	61,161	61,142	61,134	60,923

CLOUD PEAK ENERGY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2013	2012
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$219,211	$197,691
Investments in marketable securities	80,646	80,341
Accounts receivable	85,777	76,117
Due from related parties	1,643	1,561
Inventories, net	81,954	81,675
Deferred income taxes	29,155	28,112
Derivative financial instruments	33,738	13,785
Other assets	21,283	16,513
Total current assets	553,407	495,795
Noncurrent assets
Property, plant and equipment, net	1,654,849	1,678,294
Goodwill	35,634	35,634
Deferred income taxes	90,328	101,075
Other assets	43,322	40,525
Total assets	$2,377,540	$2,351,323

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$63,137	$49,589
Royalties and production taxes	144,611	129,351
Accrued expenses	56,435	50,364
Current portion of tax agreement liability	23,459	19,485
Current portion of federal coal lease obligations	58,958	63,191
Other liabilities	4,222	2,770
Total current liabilities	350,822	314,750
Noncurrent liabilities
Tax agreement liability, net of current portion	103,595	97,053
Senior notes	596,855	596,506
Federal coal lease obligations, net of current portion	63,970	122,928
Asset retirement obligations, net of current portion	222,274	238,991
Other liabilities	63,603	50,073
Total liabilities	1,401,119	1,420,301

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 61,294 and 61,114 shares issued and 60,898 and 60,839 outstanding at September 30, 2013 and December 31, 2012, respectively)	609	608
Treasury stock, at cost (396 shares and 276 shares at September 30, 2013 and December 31, 2012, respectively)	(5,656)	(5,390)
Additional paid-in capital	557,175	550,452
Retained earnings	443,883	405,813
Accumulated other comprehensive loss	(19,590)	(20,461)
Total equity	976,421	931,022
Total liabilities and equity	$2,377,540	$2,351,323

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended
	September 30,
	2013	2012
Cash flows from operating activities
Net income	$38,070	$145,557
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	75,589	70,337
Accretion	12,249	9,327
Earnings from unconsolidated affiliates	(551)	(1,579)
Distributions of income from unconsolidated affiliates	2,000	1,000
Deferred income taxes	8,903	36,747
Tax agreement expense (benefit)	10,515	(29,000)
Stock compensation expense	5,825	9,485
Derivative mark-to-market gains	(25,641)	(19,461)
Other	8,407	8,804
Changes in operating assets and liabilities:
Accounts receivable	(9,834)	(11,052)
Inventories, net	(101)	(9,970)
Due to or from related parties	(82)	(2,351)
Other assets	(5,179)	(9,615)
Accounts payable and accrued expenses	19,826	7,585
Asset retirement obligations	(770)	(4,867)
Cash received for financial derivative instruments	5,689	1,007
Net cash provided by operating activities	144,915	201,954

Investing activities
Acquisition of Youngs Creek and CX Ranch coal and land assets	—	(300,377)
Purchases of property, plant and equipment	(35,765)	(36,445)
Cash paid for capitalized interest	(23,330)	(42,877)
Investments in marketable securities	(46,372)	(58,611)
Maturity and redemption of investments	46,067	53,508
Investment in project development	(4,087)	—
Return of restricted cash	—	71,244
Partnership escrow deposit	—	(4,470)
Return of partnership escrow	4,468	—
Other	102	1,847
Net cash used in investing activities	(58,917)	(316,181)

Financing activities
Principal payments on federal coal leases	(63,191)	(102,198)
Payment of deferred financing fees	(865)	—
Other	(422)	(2,310)
Net cash used in financing activities	(64,478)	(104,508)

Net increase (decrease) in cash and cash equivalents	21,520	(218,735)
Cash and cash equivalents at beginning of period	197,691	404,240
Cash and cash equivalents at end of period	$219,211	$185,505

Supplemental cash flow disclosures:
Interest paid	$43,125	$57,911
Income taxes paid	$11,419	$22,017
Supplemental noncash investing and financing activities:
Non-cash interest capitalized	$8,614	$7,445
Capital expenditures included in accounts payable	$5,525	$4,549
Assets acquired under capital leases	$10,222	$—

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share data)

Adjusted EBITDA

	Three Months Ended
	September 30,
	2013		2012
Net income		$18.0		$85.3
Interest income		(0.2)		(0.2)
Interest expense		9.0		11.7
Income tax expense		(0.8)		13.6
Depreciation and depletion		26.9		24.7
Accretion		4.0		3.3
EBITDA		57.0		138.3
Tax agreement expense (benefit) (1)		10.5		(29.0)
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains) (2)	$0.3		$(1.3)
Inclusion of cash amounts received (3)	3.2		0.5
Total derivative financial instruments		3.5		(0.9)
Expired significant broker contract		—		—
Adjusted EBITDA		$70.9		$108.4

Adjusted EBITDA

	Nine Months Ended
	September 30,
	2013		2012
Net income		$38.1		$145.6
Interest income		(0.3)		(0.9)
Interest expense		29.8		25.5
Income tax expense		10.5		47.5
Depreciation and depletion		75.6		70.3
Accretion		12.2		9.3
EBITDA		165.9		297.2
Tax agreement expense (benefit) (1)		10.5		(29.0)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (2)	$(25.6)		$(19.5)
Inclusion of cash amounts received (3)	5.7		1.0
Total derivative financial instruments		(19.9)		(18.5)
Expired significant broker contract		—		—
Adjusted EBITDA		$156.5		$249.8

(1)         Changes to related deferred taxes are included in income tax expense.

(2)         Derivative fair value mark-to-market (gains) losses reflected on the statement of operations.

(3)         Derivative cash gains and losses reflected within operating cash flows.

Adjusted EPS

	Three Months Ended
	September 30,
	2013		2012
Diluted earnings per common share		$0.29		$1.39
Tax agreement expense including tax impacts of IPO and Secondary Offering		0.01		(0.58)
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)	$—		$(0.01)
Inclusion of cash amounts received	0.03		—
Total derivative financial instruments		0.03		(0.01)
Expired significant broker contract		—		—
Adjusted EPS		$0.34		$0.80
Weighted-average dilutive shares outstanding (in millions)		61.2		61.1

Adjusted EPS

	Nine Months Ended
	September 30,
	2013		2012
Diluted earnings per common share		$0.62		$2.39
Tax agreement expense including tax impacts of IPO and Secondary Offering		0.01		(0.58)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains	$(0.27)		$(0.20)
Inclusion of cash amounts received	0.06		0.01
Total derivative financial instruments		(0.21)		(0.19)
Expired significant broker contract		—		—
Adjusted EPS		$0.43		$1.62
Weighted-average dilutive shares outstanding (in millions)		61.1		60.9

Adjusted EBITDA by Segment

	Three Months Ended
	September 30,
	2013		2012
Owned and Operated Mines
Adjusted EBITDA		$65.9		$89.0
Depreciation and depletion		(25.0)		(23.2)
Accretion		(2.7)		(2.2)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	$(0.2)		$0.3
Inclusion of cash amounts paid	0.6		—
Total derivative financial instruments		0.4		0.3
Other		(2.7)		0.4
Operating income		35.9		64.3

Logistics and Related Activities
Adjusted EBITDA		2.1		18.9
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	(0.1)		1.0
Inclusion of cash amounts paid	(3.7)		(0.5)
Total derivative financial instruments		(3.8)		0.5
Operating income (loss)		(1.7)		19.4

Corporate and Other
Adjusted EBITDA		3.1		1.6
Depreciation and depletion		(2.0)		(1.5)
Accretion		(1.3)		(1.0)
Operating loss		(0.2)		(1.0)

Eliminations
Adjusted EBITDA		(0.1)		(1.0)
Operating loss		(0.1)		(1.0)
Consolidated operating income		33.8		81.6
Interest income		0.2		0.2
Interest expense		(9.0)		(11.7)
Tax agreement expense		(10.5)		29.0
Other, net		2.7		(0.3)
Income tax expense		0.8		(13.6)
Net income		$18.0		$85.3

Adjusted EBITDA by Segment

	Nine Months Ended
	September 30,
	2013		2012
Owned and Operated Mines
Adjusted EBITDA		$145.8		$207.8
Depreciation and depletion		(72.2)		(65.9)
Accretion		(8.4)		(6.7)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	$(0.5)		$0.3
Inclusion of cash amounts paid	0.7		—
Total derivative financial instruments		0.2		0.3
Other		(2.4)		0.5
Operating income		63.0		136.0

Logistics and Related Activities
Adjusted EBITDA		6.2		41.7
Derivative financial instruments:
Exclusion of fair value mark-to-market gains	26.1		19.1
Inclusion of cash amounts received	(6.4)		(1.0)
Total derivative financial instruments		19.7		18.1
Operating income		25.9		59.8

Corporate and Other
Adjusted EBITDA		4.9		1.4
Depreciation and depletion		(3.4)		(4.4)
Accretion		(3.8)		(2.6)
Earnings from unconsolidated affiliates, net of tax		(0.5)		(1.6)
Operating loss		(3.1)		(7.2)

Eliminations
Adjusted EBITDA		(0.4)		(1.2)
Operating loss		(0.4)		(1.2)
Consolidated operating income		85.5		187.4
Interest income		0.3		0.9
Interest expense		(29.8)		(25.5)
Tax agreement expense		(10.5)		29.0
Other, net		2.5		(0.4)
Income tax expense		(10.5)		(47.5)
Earnings from unconsolidated affiliates, net of tax		0.6		1.6
Net income		$38.1		$145.6

Tons Sold

	Q3	Q2	Q1	Q4	Q3	Year	Year
(in thousands)	2013	2013	2013	2012	2012	2012	2011
Mine
Antelope	7,952	7,371	8,086	9,029	9,111	34,316	37,075
Cordero Rojo	10,054	8,359	9,231	9,970	10,201	39,205	39,456
Spring Creek	5,140	4,362	3,742	4,616	5,072	17,101	19,106
Decker (50% interest)	489	382	165	395	417	1,441	1,549
Total	23,635	20,473	21,224	24,009	24,802	92,063	97,186